Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-258669) of Crimson Wine Group, Ltd. of our report dated March 13, 2023 relating to the consolidated financial statements for the years ended December 31, 2022 and 2021, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Santa Rosa, California
March 13, 2023